Exhibit 99.1
GULFMARK OFFSHORE, INC. ANNOUNCES
COMPLETION OF REORGANIZATION
HOUSTON, Feb. 24, 2010 (GLOBE NEWSWIRE) — GulfMark Offshore, Inc. (the “Company”) announced today that it had completed its reorganization with its former parent, GulfMark Offshore, Inc. (“Old GulfMark”), with the Company being the surviving corporation in the merger transaction (the “Reorganization”). At the effective time of the Reorganization, the Company changed its name from “New GulfMark Offshore, Inc.” to “GulfMark Offshore, Inc.” and shares of Old GulfMark’s common stock were automatically converted into shares of the Company’s Class A common stock.
The Reorganization was approved by the stockholders of Old GulfMark at a Special Meeting of Stockholders held on February 23, 2010. A total of approximately 82% of the 25.4 million shares of Old GulfMark’s common stock entitled to vote at the meeting were voted on this proposal, with approximately 99.6% voting in favor of the Reorganization.
The Reorganization is intended to help preserve the Company’s status as a U.S. citizen under U.S. maritime and vessel documentation laws, popularly referred to as the Jones Act, by imposing certain ownership and transfer restrictions on the Class A common stock.
The assets and liabilities of the Company and its subsidiaries immediately following the effective time of the Reorganization are the same as the assets and liabilities of Old GulfMark and its subsidiaries immediately prior to the effective time. In addition, the directors and executive officers of the Company immediately following the effective time of the Reorganization are the same as those of Old GulfMark immediately prior to the effective time. At market open today, the shares of the Company’s Class A common stock started trading on the New York Stock Exchange under Old GulfMark’s symbol, “GLF.”
Stockholders also approved a proposal to increase the authorized number of shares of common stock to 60 million shares of each of the Company’s Class A common stock and Class B common stock. Approximately 82% of the shares of Old GulfMark’s common stock entitled to vote at the meeting were voted on this proposal, with approximately 97.6% voting in favor of the increase in authorized capitalization. No Class B common stock is outstanding after the Reorganization.
GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy industry market in the world.

CAUTIONARY STATEMENT
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are factors that are described from time to time in the Company’s filings with the SEC, including the Company’s registration statement on Form S-4 which became effective on January 21, 2010, and Old GulfMark’s Form 10-K for the year ended December 31, 2008. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.
CONTACT: GulfMark Offshore, Inc.